Contact: Dick Marchese
VP Finance and CFO
770-395-4531

Georgia Gulf Reports Third Quarter Results of $.24 EPS

ATLANTA , October 30, 2003 – Georgia Gulf Corporation (NYSE: GGC) reported net income of $7.7 million or $.24 per diluted share on sales of $348.8 million for the third quarter of 2003 compared to net income of $17.1 million or $.53 per diluted share on sales of $342.6 million for the third quarter 2002. The increase in sales over the same period last year reflects increased sales prices for all products, which more than offset lower sales volumes. The lower net income resulted from higher costs of sales, primarily raw materials and natural gas costs, combined with an unexpected VCM plant outage in August, which had an unfavorable after tax impact of $2.4 million or $0.07 per diluted share. The financial results for the third quarter 2003 also include an after tax benefit of $2.0 million or $0.06 per diluted share from a favorable settlement of a lawsuit and reflect lower interest expense.
The third quarter 2003 net income was slightly lower than the previous quarter net income of $8.4 million or $.26 per diluted share on sales of $359.1 million. This was a result of lower sales prices, which more than offset lower raw materials and natural gas costs as well as higher sales volumes.
For the nine months ended September 30, 2003, net income was $14.5 million or $.45 per diluted share on sales of $1,072.0 million compared to $21.5 million or $.67 per diluted share on sales of $912.0 million for the same period last year. Despite higher sales prices for all products, net income was lower as a result of significantly higher raw materials and natural gas costs as well as lower sales volumes.

Chlorovinyls
Compared to the third quarter of 2002, the chlorovinyls segment operating income decreased $27.7 million to $19.1 million due to significantly higher raw materials and natural gas costs as well as lower sales volumes, which outpaced higher sales prices.
Compared to the sequential quarter, operating income decreased $8.5 million from $27.6 million in the second quarter. This was a result of lower sales prices, particularly in vinyl resins, which were not offset by lower raw materials and natural gas costs and higher sales volumes.
For the nine months ended September 30, 2003, operating income was $61.2 million, which was a decrease of $28.9 million compared to the same period last year. This decline was due to significantly higher raw materials and natural gas costs as well as lower sales volumes, which were not offset by higher sales prices.

Aromatics
The aromatics segment operating income of $4.4 million for the third quarter of 2003 compared favorably to an operating loss of $2.4 million for the third quarter of 2002. This improvement was a result of higher sales prices, particularly for phenol and acetone, more than offsetting lower sales volumes and higher natural gas costs.
The third quarter 2003 operating income of $4.4 million also compares favorably to the second quarter 2003 operating loss of $0.9 million. The improvement reflects lower raw materials costs and higher sales volumes, which more than offset lower sales prices.
For the nine months ended September 30, 2003, the operating income of $1.7 million was an improvement from the operating loss of $8.6 million for the same period last year as a result of higher sales prices outpacing higher raw materials costs and lower sales volumes.

Commentary
Commenting on the results, Edward A. Schmitt, Chairman, President and CEO, said, "While chlorovinyls operating income was lower, we are pleased with the improvement in aromatics. Compared to the third quarter last year, sales prices for all our products increased significantly, but our business was hindered by higher raw materials and natural gas costs."
"As we look to the fourth quarter of 2003, we may see some seasonal slowdown and face potentially higher natural gas costs, which may result in lower fourth quarter earnings. We continue to expect a gradual improvement in our business as supply and demand come back into balance."

Other
Georgia Gulf currently has outstanding $200 million principal amount of 10 3/8% Senior Subordinated Notes that were issued in 1999 and mature in 2007. These notes are callable on November 1 of this year at a premium of 5.188%. Georgia Gulf announced today that it is exploring options for refinancing these notes and hopes to make an announcement in that regard shortly. However, there can be no assurance that the company will be able to refinance the notes on acceptable terms, if at all.
Georgia Gulf is also today announcing the retirement of its Vice President of Finance and Chief Financial Officer, Dick Marchese, effective December 31, 2003. Dick has served Georgia Gulf and its former parent company, Georgia-Pacific, for more than 30 years, including serving as Chief Financial Officer for Georgia Gulf for the last fourteen. Jim Matthews, Vice President, Treasurer, Georgia Gulf, will assume Dick’s responsibilities.
"Dick has been instrumental in leading, growing and defining Georgia Gulf for many years, and we have been very fortunate to have this dynamic individual serve as our CFO," said Ed Schmitt, Chairman, President and CEO. "We congratulate Dick on his many accomplishments and his retirement, and we thank him for the exceptional leadership he has provided to the company for so long. Additionally, we are extremely confident in Jim Matthews’ abilities to fill the position, having been with the company and preparing for this role for more than two years. Jim has demonstrated that he has all of the qualities necessary to assume his new responsibilities. We look forward to working with him in this additional role."
Georgia Gulf will host a conference call to discuss third quarter results in more detail at 9:00 AM EST on Friday, October 31, 2003. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz389838422gf12.html. Playbacks will be available from 12 PM EST Friday, October 31, to 5 PM EST Friday, November 7. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 3143675.
In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this release, Georgia Gulf may discuss non-GAAP financial measures on the conference call. Reconciliations of these non-GAAP financial measures to Georgia Gulf’s GAAP results are available at the Investor Relations link at www.ggc.com.
Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf’s chlorovinyl products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf’s primary aromatic products include cumene, phenol and acetone.
This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2002 and our subsequent reports on Form 10-Q.
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GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2003	December 31, 2002

ASSETS

Cash and cash equivalents	$5,660	$8,019
Receivables	102,484	59,603
Inventories	110,526	114,575
Prepaid expenses	7,692	10,393
Deferred income taxes	6,500	5,657

Total current assets	232,862	198,247

Property, plant and equipment, net	491,774	521,326

Goodwill	77,720	77,720

Other assets	77,743	78,266

Total assets	$880,099	$875,559

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$600	$600
Accounts payable	104,951	107,943
Interest payable	12,152	4,650
Accrued compensation	10,453	14,325
Accrued liabilities	15,069	12,733

Total current liabilities	143,225	140,251

Long-term debt, less current portion	468,936	476,386

Deferred income taxes	125,507	126,250

Other non-current liabilities	7,519	6,872

Stockholders' equity	134,912	125,800

Total liabilities and stockholders' equity	$880,099	$875,559

Common shares outstanding	32,478	32,319

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net Sales	$348,832	$342,594	$1,071,960	$911,984

Operating costs and expenses
Costs of sales	317,808	289,809	984,860	805,988
Selling and administrative	9,279	13,040	35,232	33,574

Total operating costs and expenses	327,087	302,849	1,020,092	839,562

Operating income	21,745	39,745	51,868	72,422
Interest expense, net	(9,676)	(13,082)	(29,232)	(38,829)

Income before income taxes	12,069	26,663	22,636	33,593

Provision for income taxes	4,343	9,597	8,145	12,091

Net income	$7,726	$17,066	$14,491	$21,502

Earnings per share
Basic	$0.24	$0.53	$0.45	$0.67
Diluted	$0.24	$0.53	$0.45	$0.67

Weighted average common shares
Basic	32,263	32,009	32,235	31,974
Diluted	32,469	32,278	32,427	32,220

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Cash Flows from operating activities:
Net income	$7,726	$17,066	$14,491	$21,502
Adjustments to reconcile net income
to net cash provided by
operating activities:
Depreciation and amortization	16,060	17,220	48,039	51,700
Provision (benefit) for (from) deferred
income taxes	(236)	2,104	(1,586)	7,360
Tax benefit related to stock plans	186	158	631	513
Stock based compensation	410	8	1,163	437
Change in operating assets,
liabilities and other	22,096	(23,683)	(35,163)	(16,754)

Net cash provided by operating activities	46,242	12,873	27,575	64,758

Cash flows used in investing activities:
Capital expenditures	(4,257)	(4,488)	(15,312)	(13,064)

Cash flows from financing activities:
Net change in revolving line of credit	(23,000)	(5,500)	8,000	-
Proceeds from long-term debt	-	249,750	-	249,750
Payments of long-term debt	(15,150)	(248,860)	(15,450)	(295,510)
Proceeds from issuance of
common stock	712	423	909	1,681
Purchase and retirement of
common stock	-	-	(294)	-
Common stock dividends paid	(2,598)	(2,571)	(7,787)	(7,698)

Net cash used in financing activities	(40,036)	(6,758)	(14,622)	(51,777)

Net change in cash and cash
equivalents	1,949	1,627	(2,359)	(83)
Cash and cash equivalents at
beginning of period	3,711	8,320	8,019	10,030

Cash and cash equivalents at
end of period	$5,660	$9,947	$5,660	$9,947

GEORGIA GULF CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Segment net sales:
Chlorovinyls	$281,889	$279,046	$875,335	$ 750,466
Aromatics	66,943	63,548	196,625	161,518

Net sales	$348,832	$342,594	$1,071,960	$ 911,984

Segment operating income:
Chlorovinyls	$19,084	$46,764	$61,160	$90,049
Aromatics	4,406	(2,392)	1,735	(8,622)
Corporate and general plant
services	(1,745)	(4,627)	(11,027)	(9,005)

Total operating income	$21,745	$39,745	$51,868	$72,422

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